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                                                                     EXHIBIT 8.1

                               GREENBERG TRAURIG
                                ATTORNEYS AT LAW



                                December 23, 2002


Equity One, Inc.
1696 N.E. Miami Gardens Drive
North Miami Beach, FL 33179

         Re:      Proposed Merger of IRT Property Company Into Equity One, Inc.

Ladies and Gentlemen:

         We have acted as special tax counsel to Equity One, Inc. ("Equity One"), a corporation organized and existing under the laws of the State of Maryland, in connection with the proposed merger (the "Merger") of IRT Property Company ("IRT"), a corporation organized and existing under the laws of the State of Georgia, with and into Equity One. The Merger will be effected pursuant to the Agreement and Plan of Merger by and between IRT and Equity One, dated as of October 28, 2002 (the "Agreement"). In our capacity as counsel to Equity One, our opinion has been requested with respect to (i) the federal income tax treatment of the Merger and (ii) the accuracy of the discussion of the material U.S. federal income tax consequences to the stockholders of Equity One under the heading "Material Federal Income Tax Consequences of the Merger" in the Registration Statement on Form S-4 filed by Equity One with the Securities and Exchange Commission on December 11, 2002 (File No. 333-101776), covering shares of common stock of Equity One ("Equity One Common Stock") to be issued in the Merger, together with any amendments to that Registration Statement (collectively, the Registration Statement and the combined proxy statement of Equity One and IRT and prospectus of Equity One are called the "Registration Statement").

         In rendering this opinion letter, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code"), (ii) Treasury regulations, (iii) court decisions and (iv) revenue rulings and other administrative interpretations of the U.S. Department of the Treasury. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement.

         In rendering the opinions expressed herein, we have examined those documents we have deemed appropriate, including the Agreement and the Registration Statement.

         In rendering our opinions, we have also assumed the due authorization, execution and delivery by each party thereto of all documents, the genuineness of all signatures, the authority of all persons signing those documents on behalf of each party thereto, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to the original document of any document submitted to us as a certified, conformed or photostatic copy.



                            GREENBERG TRAURIG, P.A.
                   1221 BRICKELL AVENUE, MIAMI, FLORIDA 33131
MIAMI  NEW YORK  WASHINGTON, D.C.  ATLANTA  PHILADELPHIA  TYSONS CORNER  CHICAGO
             BOSTON  PHOENIX  WILMINGTON  LOS ANGELES  DENVER
    FORT LAUDERDALE  BOCA RATON  WEST PALM BEACH  ORLANDO  TALLAHASEE


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Equity One, Inc.
December 23, 2002
Page 2 of 5



         We have also obtained additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of Equity One. Further, we have relied on and assumed to be accurate, as of the date hereof and as of the Effective Time of the Merger, and without further inquiry, the representations made to us by and on behalf of Equity One attached hereto as Exhibit A and by and on behalf of IRT attached hereto as Exhibit B. We have also assumed that all representations made "to the knowledge of" or "to the best of the knowledge of" any person or other similar phrase will be true and complete as if made without that qualification.

         In addition, we have reviewed the opinion by Alston & Bird LLP, dated December 23, 2002, regarding the status of IRT as a real estate investment trust and, with your consent and the consent of Alston and Bird LLP, have relied on its accuracy for purposes of rendering our opinions herein.

         You have advised us that the proposed transaction will enable the combined organization to realize certain economies of scale, strengthen market position and increase financial resources to meet competitive challenges. To achieve these goals, the following will occur pursuant to the Agreement:

         (1) Subject to the terms and conditions of the Agreement, at the Effective Time, IRT shall be merged with and into Equity One in accordance with the provisions of Section 3-102 of the Maryland General Corporation Law. Equity One shall be the Surviving Corporation of the Merger and shall continue to be governed by the laws of the State of Maryland. The Merger shall be consummated pursuant to the terms of the Agreement, which has been approved and adopted by the boards of directors of IRT and Equity One.

         (2) Subject to the provisions of Article 2 of the Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

                  (a) Each share of Equity One Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                  (b) Each share of IRT Common Stock (excluding Treasury Stock) issued and outstanding at the Effective Time shall be converted into the right to receive (i) $12.15 in cash (the "Cash Consideration") or
         (ii) 0.9 (the "Exchange Ratio") validly issued, fully paid and nonassessable shares of Equity One Common Stock (the "Stock Consideration") or (iii) the right to receive a combination of cash and shares of Equity One Common Stock determined in accordance with Section
         2.2 of the Agreement (the "Mixed Consideration").



                            GREENBERG TRAURIG, P.A.

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Equity One, Inc.
December 23, 2002
Page 3 of 5



         (3) Section 2.2(a) of the Agreement provides that, subject to Section 2.2(f) of the Agreement, the aggregate number of shares of IRT Common Stock that may be converted into Cash Consideration, together with any cash paid to a holder of IRT Common Stock in lieu of that holder receiving a fractional share of Equity One Common Stock, shall not exceed fifty percent (50%) of the total number of shares of IRT Common Stock issued and outstanding as of the Effective Time. If cash elections are made for more than fifty percent (50%) of, IRT Common Stock, the number of shares that will be exchanged for cash will be proportionately reduced, and the remainder will be exchanged for shares of Equity One Common Stock.

         (4) Section 2.2(f) of the Agreement provides that, notwithstanding any other provision in Article 2 of the Agreement to the contrary, the aggregate amount of cash paid to IRT shareholders in connection with the Merger, including cash paid as Cash Consideration, cash paid for fractional shares, and cash paid as a Corresponding Final IRT Dividend, cannot exceed sixty percent (60%) of the sum of the total cash paid to IRT shareholders in connection with the Merger and the fair market value of Equity One Common Stock to be issued in exchange for IRT Common Stock pursuant to the Merger. For this purpose, the fair market value of that Equity One Common Stock is equal to the product of the total number of shares of Equity One Common Stock to be issued in exchange for IRT Common Stock pursuant to the Merger and the weighted average trading price per share of Equity One Common Stock for all transactions occurring on the Closing Date of the Merger. If the total amount of cash that otherwise would be paid to IRT shareholders in connection with the Merger would exceed the foregoing limitation, the number of shares of IRT Common Stock that may be exchanged for cash will be proportionately reduced, with the remainder being exchanged for shares of Equity One Common Stock, until the total cash paid to IRT shareholders in connection with the Merger is less than sixty percent (60%) of the sum of the total cash paid to IRT shareholders in connection with the Merger and the fair market value of Equity One Common Stock to be issued in exchange for IRT Common Stock pursuant to the Merger.

         (5) In the event of any stock split, combination, reclassification or stock dividend with respect to Equity One Common Stock, any change or conversion of Equity One Common Stock into other securities or any other dividend or distribution with respect to Equity One Common Stock (other than quarterly cash dividends issued in the ordinary course consistent with past practice, the Corresponding Final Dividend and any dividend issued in accordance with Section 5.13(b) of the Agreement) and any distribution by Equity One of shares of capital stock of any of its affiliates, or if a record date with respect to any of the foregoing should occur, prior to the Effective Time, appropriate and proportionate adjustments shall be made to the Exchange Ratio.

         (6) Notwithstanding any other provision of the Agreement, each holder of shares of IRT Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Equity One Common Stock (after taking into account all certificates delivered by that holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to that fractional part of a share of Equity One Common Stock multiplied by the Company Closing Price.


                            GREENBERG TRAURIG, P.A.
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Equity One, Inc.
December 23, 2002
Page 4 of 5




         (7) All shares of Treasury Stock shall be canceled automatically and retired and shall cease to exist at the Effective Time and no consideration shall be delivered in exchange therefor.

         Based solely on the information submitted and the assumptions set forth herein, and assuming that the Merger will take place as described in the Agreement and that the representations made by Equity One and IRT are true and correct at the time of the consummation of the Merger, it is our opinion that
(i) the Merger will qualify as a reorganization within the meaning of section 368(a) of the Code and (ii) the discussion under the heading "Material Federal Income Tax Consequences of the Merger" in the Registration Statement sets forth the material U.S. federal income tax consequences of the Merger to the stockholders of Equity One.

         The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may change at any time, possibly with retroactive effect in a manner that would affect or change our conclusions. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed and you have confirmed to be true on the date hereof and will be true on the date on which the proposed transaction is consummated. Our opinions cannot be relied upon if any of the facts contained in those documents or if that additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matter specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed transaction. Specifically, no opinions are expressed with respect to the tax consequences of the Merger or the ownership of Equity One Common Stock under any foreign, state or local tax law. Our opinions are rendered as of the date hereof, and we assume no obligation to update or supplement our opinions to reflect any change of fact, circumstance or law after the date hereof.

         In addition, our opinions are based on the assumption that, if litigated, the matter will be properly presented to the applicable court. Our opinions are not binding on the Internal Revenue Service or a court and has no binding effect or official status of any kind. Our opinions represent only our best legal judgment on the matters presented, and others may disagree with our conclusion. Thus, there can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinions if the matter were litigated.

         These opinions are being provided solely for the benefit of Equity One and the stockholders of Equity One. No other person or party shall be entitled to rely on these opinions.


                            GREENBERG TRAURIG, P.A.
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Equity One, Inc.
December 23, 2002
Page 5 of 5





         We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and the reference to us under the headings "Legal Matters" and "Material Federal Income Tax Consequences of the Mergers" in the Registration Statement. In giving that consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


                                            Very truly yours,

                                            /s/ GREENBERG TRAURIG, P.A.







                            GREENBERG TRAURIG, P.A.